COMMON STOCK PURCHASE AGREEMENT

COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of October 24, 2019, by and between OCEAN POWER TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”). Capitalized terms used herein and not otherwise defined herein are defined in Section 10 hereof.

WHEREAS:

Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The shares of Common Stock to be purchased hereunder are referred to herein as the “Purchase Shares.”

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.	PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth in this Agreement, the Company has the right to sell to the Buyer, and the Buyer has the obligation to purchase from the Company, Purchase Shares as follows:

(a) Commencement of Purchases of Common Stock. After the Commencement Date (as defined below), the purchase and sale of Purchase Shares hereunder shall occur from time to time upon written notices by the Company to the Buyer on the terms and conditions as set forth herein following the satisfaction of the conditions (the “Commencement”) as set forth in Sections 6 and 7 below (the date of satisfaction of such conditions, the “Commencement Date”).

(b) The Company’s Right to Require Regular Purchases. Subject to the terms and conditions of this Agreement, on any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the number of Purchase Shares specified in such notice, up to 125,000 Purchase Shares, on such Business Day (as long as such notice is delivered on or before 5:00 p.m. Eastern time on such Business Day) (each such purchase, a “Regular Purchase”) at the Purchase Price on the Purchase Date; however, in no event shall the Purchase Amount of a Regular Purchase exceed Three Hundred Thousand Dollars ($300,000) per Business Day. The Company may deliver additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed. The share amounts in this Section 1(b) shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

(c) VWAP Purchases. Subject to the terms and conditions of this Agreement, in addition to purchases of Purchase Shares as described in Section 1(b) above, with one Business Day’s prior written notice (as long as such notice is delivered on or before 5:00 p.m. Eastern time on the Business Day immediately preceding the VWAP Purchase Date), the Company shall also have the right but not the obligation to direct the Buyer by the Company’s delivery to the Buyer of a VWAP Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the VWAP Purchase Share Percentage of the trading volume of the Common Stock on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date (each such purchase, a “VWAP Purchase”) at the VWAP Purchase Price. The Company may deliver a VWAP Purchase Notice to the Buyer on or before 5:00 p.m. Eastern time on a date on which the Company also submitted a Purchase Notice for a Regular Purchase of 125,000 Purchase Shares to the Buyer. The share amount in the prior sentence shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or other similar transaction. A VWAP Purchase shall automatically be deemed completed at such time on the VWAP Purchase Date that the Sale Price falls below the VWAP Minimum Price Threshold; in such circumstance, the VWAP Purchase Amount shall be calculated using (i) the VWAP Purchase Share Percentage of the aggregate shares traded on the Principal Market for such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold and (ii) a VWAP Purchase Price calculated using the volume weighted average price of Common Stock sold during such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold. Each VWAP Purchase Notice must be accompanied by instructions to the Company’s Transfer Agent to immediately issue to the Buyer an amount of Common Stock equal to the VWAP Purchase Share Estimate, a good faith estimate by the Company of the number of Purchase Shares that the Buyer shall have the obligation to buy pursuant to the VWAP Purchase Notice. In no event shall the Buyer, pursuant to any VWAP Purchase, purchase a number of Purchase Shares that exceeds the VWAP Purchase Share Estimate issued on the VWAP Purchase Date in connection with such VWAP Purchase Notice; however, the Buyer will immediately return to the Company any amount of Common Stock issued pursuant to the VWAP Purchase Share Estimate that exceeds the number of Purchase Shares the Buyer actually purchases in connection with such VWAP Purchase. Upon completion of each VWAP Purchase Date, the Buyer shall submit to the Company a confirmation of the VWAP Purchase in form and substance reasonably acceptable to the Company. The Company may deliver additional VWAP Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed.

(d) Payment for Purchase Shares. For each Regular Purchase, the Buyer shall pay to the Company an amount equal to the Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the same Business Day that the Buyer receives such Purchase Shares. For each VWAP Purchase, the Buyer shall pay to the Company an amount equal to the VWAP Purchase Amount as full payment for such Purchase Shares via wire transfer of immediately available funds on the second Business Day following the VWAP Purchase Date. All payments made under this Agreement shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

(e) Purchase Price Floor. The Company and the Buyer shall not effect any sales under this Agreement on any Purchase Date where the Closing Sale Price is less than the Floor Price. “Floor Price” means $0.25 per share of Common Stock, which shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

(f) Records of Purchases. The Buyer and the Company shall each maintain records showing the remaining Available Amount at any given time and the dates and Purchase Amounts for each purchase, or shall use such other method reasonably satisfactory to the Buyer and the Company to reconcile the remaining Available Amount.

(g) Taxes. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyer made under this Agreement.

(h) Compliance with Principal Market Rules. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(e), the total number of shares of Common Stock that may be issued under this Agreement, including the Commitment Shares (as defined in Section 4(e) hereof), shall be limited to 1,219,010 shares of Common Stock (the “Exchange Cap”), which equals 19.99% of the Company’s outstanding shares of Common Stock as of the date hereof, unless stockholder approval is obtained to issue more than such 19.99%. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The foregoing limitation shall not apply if stockholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all shares of Common Stock issued under this Agreement is equal to or greater than $1.516 (the “Minimum Price”), a price equal to the lower of (1) the Closing Sale Price immediately preceding the execution of this Agreement or (2) the arithmetic average of the five (5) Closing Sale Prices for the Common Stock immediately preceding the execution of this Agreement (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). The Minimum Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Buyer shall not be required to purchase, any shares of Common Stock under this Agreement if such issuance would violate the rules or regulations of the Principal Market. The Company may, in its sole discretion, determine whether to obtain stockholder approval to issue more than 19.99% of its outstanding shares of Common Stock hereunder if such issuance would require stockholder approval under the rules or regulations of the Principal Market.

(i) Beneficial Ownership Limitation. The Company shall not issue and the Buyer shall not purchase any shares of Common Stock under this Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 13d-3 promulgated thereunder) by the Buyer and its affiliates would result in the beneficial ownership by the Buyer and its affiliates of more than 19.99% of the then issued and outstanding shares of Common Stock.

2.	BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the Commencement Date:

(a) Investment Purpose. The Buyer is entering into this Agreement and acquiring the Commitment Shares (as defined in Section 4(e) hereof) and the Purchase Shares (the Purchase Shares and the Commitment Shares are collectively referred to herein as the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b) Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D of the 1933 Act.

(c) Reliance on Exemptions. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

(d) Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(f) hereof). The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Sale. The Buyer understands that except as provided in the Registration Rights Agreement (as defined in Section 4(a) hereof): (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) Organization. The Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

(h) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to (i) general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The execution and delivery of the Transaction Documents (as defined in Section 3(b) hereof) by the Buyer and the consummation by it of the transactions contemplated hereby and thereby do not conflict with the Buyer’s certificate of organization or operating agreement or similar documents, and do not require further consent or authorization by the Buyer, its managers or its members.

(i) Residency. The Buyer is a resident of the State of Illinois.

(j) No Prior Short Selling. The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer that as of the date hereof and as of the Commencement Date:

(a) Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under the Transaction Documents. The Company has no material Subsidiaries except as set forth on Schedule 3(a).

(b) Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and each of the other agreements entered into by the parties on the Commencement Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Purchase Shares issuable under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Certificate of Incorporation or Bylaws (as defined below), and do not require further consent or authorization by the Company, its Board of Directors, except as set forth in this Agreement, or its stockholders (other than as contemplated by Section 1(h) hereof), (iii) this Agreement has been, and each other Transaction Document shall be on the Commencement Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (y) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and (z) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The Board of Directors of the Company or duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) substantially in the form as set forth as Exhibit B-1 attached hereto to authorize this Agreement and the transactions contemplated hereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect other than by the resolutions set forth in Exhibit B-2 attached hereto regarding the registration statement referred to in Section 4 hereof. The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company or an appropriate Board committee.

(c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.001, of which as of the date hereof, 6,098,098 shares are issued and outstanding, 4,251 shares are held as treasury shares, 148,764 shares are reserved for future issuance pursuant to the Company’s equity incentive plans, of which approximately 85,276 shares remain available for future option grants or stock awards, and 6,693,939 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity based awards issued pursuant to the Company’s stock incentive plans) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, of which as of the date hereof zero shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as disclosed in Schedule 3(c), (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The Company has furnished or made available to the Buyer true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).

(d) Issuance of Securities. The Commitment Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Commitment Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof. At least an additional 1,024,205 shares of Common Stock have been duly authorized and reserved for issuance upon future purchase as Purchase Shares under this Agreement. Upon issuance and payment therefore in accordance with the terms and conditions of this Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts. Except as disclosed in Schedule 3(e), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Purchase Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result, to the Company’s knowledge, in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, including any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company, or Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations, defaults, terminations or amendments that could not reasonably be expected to have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement, reporting obligations under the 1934 Act or as required under the 1933 Act or applicable state securities laws or the filing of a Listing of Additional Shares Notification Form with the Principal Market, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof. Except as disclosed in Schedule 3(e) and for reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Commencement Date. Except as disclosed in Schedule 3(e), the Company is not subject to any notices or actions from or to the Principal Market, other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market. Except as disclosed in Schedule 3(e), to the Company’s knowledge, the Principal Market has not commenced any delisting proceedings against the Company.

(f) SEC Documents; Financial Statements. Except as disclosed in Schedule 3(f), since July 31, 2018, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in Schedule 3(f) or routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s knowledge, the Company or any of its Subsidiaries are not on the date hereof the subject of any inquiry, investigation or action by the SEC.

(g) Absence of Certain Changes. Except as disclosed in Schedule 3(g), since July 31, 2019, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries taken as a whole. For purposes of this Agreement, neither a decrease in cash or cash equivalents or in the market price of the Common Stock nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

(h) Absence of Litigation. Except as disclosed in Schedule 3(h), to the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect (each, an “Action”). A description of each such Action, if any, is set forth in Schedule 3(h).

(i) Acknowledgment Regarding Buyer’s Status. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j) Intellectual Property Rights. To the Company’s knowledge, the Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “Intellectual Property”) necessary to conduct their respective businesses as now conducted, except as set forth in Schedule 3(j) or to the extent that the failure to own, possess, license or otherwise hold adequate rights to use Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3(j), to the Company’s knowledge, none of the Company’s active and registered Intellectual Property have expired or terminated, or, by the terms and conditions thereof, will expire or terminate within two years from the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any Intellectual Property of others and, except as set forth on Schedule 3(j), there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its Subsidiaries regarding Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(k) Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) are in material compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety or the environment and with respect to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all material permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply or receive such approvals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Title. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(l) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Any real property and facilities held under lease by the Company and any of its Subsidiaries, to the Company’s knowledge, are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(m) Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be reasonable and customary in the businesses in which the Company and its Subsidiaries are engaged. To the Company’s knowledge, since January 1, 2017, neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary, to the Company’s knowledge, will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(n) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except when the failure to so possess such certificates, authorizations or permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such material certificate, authorization or permit.

(o) Tax Status. The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books reserves reasonably adequate for the payment of all unpaid and unreported taxes or filed valid extensions) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books reserves reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(p) Transactions With Affiliates. Except as set forth on Schedule 3(p), and other than the grant or exercise of stock options or any other equity securities offered pursuant to duly adopted stock or incentive compensation plans as disclosed on Schedule 3(c), none of the officers, directors or employees of the Company is on the date hereof a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors and reimbursement for expenses incurred on behalf of the Company), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a material interest or is an officer, director, trustee or general partner.

(q) Application of Takeover Protections. The Company and its board of directors have taken or will take prior to the Commencement Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, which is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Buyer’s ownership of the Securities.

4.	COVENANTS.

(a) Filing of Form 8-K and Registration Statement. The Company agrees that it shall, within the time required under the 1934 Act, file a Current Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby. The Company shall also file within ten (10) Business Days from the date hereof a new registration statement covering the sale of the Securities by the Buyer in accordance with the terms of the Registration Rights Agreement between the Company and the Buyer, dated as of the date hereof (“Registration Rights Agreement”).

(b) Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial issuance of the Securities to the Buyer under this Agreement and (ii) any subsequent sale of the Securities by the Buyer, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer at its written request; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(c) Listing. The Company shall promptly secure the listing of all of the Securities upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed. The Company shall use its reasonable best efforts to maintain the Common Stock’s listing on the Principal Market in accordance with the requirements of the Registration Rights Agreement. Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market, unless the Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d) Limitation on Short Sales and Hedging Transactions. The Buyer agrees that beginning on the date of this Agreement and ending on the date of termination of this Agreement as provided in Section 11(k), the Buyer and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(e) Issuance of Commitment Shares. Immediately upon the execution of this Agreement, the Company shall issue to the Buyer as consideration for the Buyer entering into this Agreement 194,805 shares of Common Stock (the “Commitment Shares”). The Commitment Shares shall be issued in certificated or restricted book-entry form and (subject to Section 5 hereof) shall bear a restrictive legend substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(f) Due Diligence. The Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours and subject to reasonable prior notice to the Company. The Company and its officers and employees shall provide information and reasonably cooperate with the Buyer in connection with any reasonable request by the Buyer related to the Buyer’s due diligence of the Company, including, but not limited to, any such request made by the Buyer in connection with (i) the filing of the registration statement described in Section 4(a) hereof and (ii) the Commencement; provided, however, that at no time is the Company required to disclose material nonpublic information to the Buyer or breach any obligation of confidentiality or non-disclosure to a third party or make any disclosure that could cause a waiver of attorney-client privilege. Except as may be required by law, court order or governmental authority, each party hereto agrees not to disclose any Confidential Information of the other party to any third party and shall not use the Confidential Information of such other party for any purpose other than in connection with, or in furtherance of, the transactions contemplated hereby; provided, that to the extent such disclosure is required by law, court order or governmental authority, the receiving party shall provide the disclosing party with reasonable prior written notice of such disclosure and make a reasonable effort to assist the disclosing party in obtaining a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law, court order or governmental authority requires. Each party hereto acknowledges that the Confidential Information shall remain the property of the disclosing party and agrees that it shall take all reasonable measures to protect the secrecy of any Confidential Information disclosed by the other party.

(g) Disposition of Securities. The Buyer shall not sell any Securities except as provided in this Agreement, the Registration Rights Agreement and the “Plan of Distribution” section of the prospectus included in the Registration Statement (as defined in the Registration Rights Agreement). The Buyer shall not transfer any Securities except pursuant to sales described in the “Plan of Distribution” section of the prospectus included in the Registration Statement or pursuant to Rule 144 under the 1933 Act. In the event of any sales of Securities pursuant to the Registration Statement, the Buyer will (i) effect such sales pursuant to the “Plan of Distribution” section of the prospectus included in the Registration Statement, and (ii) will comply with all applicable prospectus delivery requirements.

5.	TRANSFER AGENT INSTRUCTIONS.

Immediately upon the execution of this Agreement, the Company shall deliver to the Transfer Agent a letter in the form as set forth as Exhibit D attached hereto with respect to the issuance of the Commitment Shares. On the Commencement Date, the Company shall cause any restrictive legend on the Commitment Shares to be removed upon surrender of the originally issued certificate(s) for such shares. So long as the Buyer complies with its obligations in Section 4(g), all of the Purchase Shares to be issued under this Agreement shall be issued without any restrictive legend unless the Buyer expressly consents otherwise. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Purchase Shares (the “Irrevocable Transfer Agent Instructions”). The Company warrants to the Buyer that, so long as the Buyer complies with its obligations in Section 4(g), no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares and that the Commitment Shares and the Purchase Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement, subject to the provisions of Section 4(e) in the case of the Commitment Shares.

6.	CONDITIONS TO THE COMPANY’S RIGHT TO COMMENCE SALES OF SHARES OF COMMON STOCK UNDER THIS AGREEMENT.

The right of the Company hereunder to commence sales of the Purchase Shares is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares):

(a) The Buyer shall have executed each of the Transaction Documents and delivered the same to the Company;

(b) The representations and warranties of the Buyer shall be true and correct as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Buyer shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Buyer at or prior to the Commencement Date; and

(c) A registration statement covering the sale of the Securities by the Buyer shall have been declared effective under the 1933 Act by the SEC and no stop order with respect to the registration statement shall be pending or threatened by the SEC.

7.	CONDITIONS TO THE BUYER’S OBLIGATION TO MAKE PURCHASES OF SHARES OF COMMON STOCK.

The obligation of the Buyer to buy Purchase Shares under this Agreement is subject to the satisfaction of each of the following conditions on or before the Commencement Date (the date that the Company may begin sales of Purchase Shares) and once such conditions have been initially satisfied, there shall not be any ongoing obligation to satisfy such conditions after the Commencement has occurred:

(a) The Company shall have executed each of the Transaction Documents and delivered the same to the Buyer;

(b) The Company shall have issued to the Buyer the Commitment Shares and, in the event that the Buyer shall have surrendered the originally issued certificate(s), shall have removed the restrictive transfer legend from the certificate representing the Commitment Shares;

(c) The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last 365 days suspended by the SEC or the Principal Market, other than a general halt in trading in the Common Stock by the Principal Market under halt codes indicating pending or released material news, and the Securities shall be approved for listing upon the Principal Market;

(d) The Buyer shall have received the opinion of the Company’s legal counsel dated as of the Commencement Date in customary form and substance;

(e) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date of this Agreement and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date. The Buyer shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Commencement Date, to the foregoing effect in the form attached hereto as Exhibit A;

(f) The Board of Directors of the Company or a duly authorized committee thereof shall have adopted resolutions substantially in the form attached hereto as Exhibit B-1, which shall be in full force and effect without any amendment or supplement thereto as of the Commencement Date;

(g) As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting future purchases of Purchase Shares hereunder, 1,024,205 shares of Common Stock;

(h) The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyer shall have been signed by the Company and the Buyer and have been delivered to the Transfer Agent;

(i) The Company shall have delivered to the Buyer a certificate evidencing the incorporation and good standing of the Company in the State of Delaware issued by the Secretary of State of the State of Delaware as of a date within ten (10) Business Days of the Commencement Date;

(j) [Intentionally Omitted.];

(k) The Company shall have delivered to the Buyer a secretary’s certificate executed by the Secretary of the Company, dated as of the Commencement Date, in the form attached hereto as Exhibit C;

(l) A registration statement covering the sale of (i) all of the Commitment Shares and (ii) such number of additional Purchase Shares as reasonably determined by the Company shall have been declared effective under the 1933 Act by the SEC and no stop order with respect thereto shall be pending or threatened by the SEC. The Company shall have prepared and delivered to the Buyer a final and complete form of prospectus, dated and current as of the Commencement Date, to be used by the Buyer in connection with any sales of any Securities, and to be filed by the Company one (1) Business Day after the Commencement Date pursuant to Rule 424(b). The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares and the Purchase Shares pursuant to this Agreement in compliance with such laws;

(m) No Event of Default has occurred and is continuing, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred;

(n) On or prior to the Commencement Date, the Company shall take all necessary action, if any, and such actions as reasonably requested by the Buyer, in order to render inapplicable any control share acquisition, business combination, stockholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation, other than Section 203 of the Delaware General Corporation Law, that is or could become applicable to the Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Buyer’s ownership of the Securities; and

(o) The Company shall have provided the Buyer with the information reasonably requested by the Buyer in connection with its due diligence requests made prior to, or in connection with, the Commencement, in accordance with the terms of Section 4(f) hereof.

8.	INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, members, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this Agreement, or (B) the gross negligence, bad faith or willful misconduct of the Buyer or any other Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

9.	EVENTS OF DEFAULT.

An “Event of Default” shall be deemed to have occurred at any time as any of the following events occurs:

(a) during any period in which the effectiveness of any registration statement is required to be maintained pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Buyer for the sale of all of the Registrable Securities (as defined in the Registration Rights Agreement), and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, which is not in connection with a Permitted Delay (as defined in the Registration Rights Agreement), post-effective amendment to any such registration statement or the filing of a new registration statement; provided, however, that in connection with any post-effective amendment to such registration statement or filing of a new registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than thirty (30) consecutive Business Days, which such period shall be extended for an additional thirty (30) Business Days if the Company receives a comment letter from the SEC in connection therewith;

(b) the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of three (3) consecutive Business Days;

(c) the delisting of the Common Stock from the Principal Market, and the Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market;

(d) the failure for any reason by the Transfer Agent to issue Purchase Shares to the Buyer within five (5) Business Days after the applicable Purchase Date that the Buyer is entitled to receive;

(e) the Company’s breach of any representation or warranty (as of the dates made), covenant or other term or condition under any Transaction Document if such breach could reasonably be expected to have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues uncured for a period of at least five (5) Business Days;

(f) if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

(g) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors or (E) becomes insolvent;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company or any Subsidiary; or

(i) if at any time after the Commencement Date, the Exchange Cap is reached unless and until stockholder approval is obtained pursuant to Section 1(h) hereof. The Exchange Cap shall be deemed to be reached at such time if, upon submission of a Purchase Notice or VWAP Purchase Notice under this Agreement, the issuance of such shares of Common Stock would exceed the number of shares of Common Stock which the Company may issue under this Agreement without breaching the Company’s obligations under the rules or regulations of the Principal Market.

So long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, or so long as the Closing Sale Price is below the Floor Price, the Company may not require and the Buyer shall not be obligated or permitted to purchase any shares of Common Stock under this Agreement. If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

10.	CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Available Amount” means initially Ten Million Dollars ($10,000,000) in the aggregate which amount shall be reduced by the Purchase Amount each time the Buyer purchases shares of Common Stock pursuant to Section 1 hereof.

(c) “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d) “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(e) “Closing Sale Price” means the last closing trade price for the Common Stock on the Principal Market as reported by the Principal Market.

(f) “Confidential Information” means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally shall be considered Confidential Information if such information is expressly identified as Confidential Information at the time of such initial disclosure and confirmed in writing as being Confidential Information within ten (10) Business Days after the initial disclosure. Confidential Information may also include information disclosed to a disclosing party by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party or its affiliates; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

(g) “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h) “Maturity Date” means the date that is thirty (30) months from the Commencement Date.

(i) “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(j) “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or Nasdaq Capital Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

(k) “Purchase Amount” means, with respect to any particular purchase made hereunder, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1 hereof as set forth in a valid Purchase Notice or VWAP Purchase Notice which the Company delivers to the Buyer.

(l) “Purchase Date” means, with respect to any Regular Purchase made hereunder, the Business Day of receipt by the Buyer of a valid Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(b) hereof.

(m) “Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares pursuant to Section 1(b) hereof as specified by the Company therein at the applicable Purchase Price on the Purchase Date.

(n) “Purchase Price” means the lesser of (i) the lowest Sale Price of the Common Stock on the Purchase Date or (ii) the arithmetic average of the three (3) lowest Closing Sale Prices for the Common Stock during the ten (10) consecutive Business Days ending on the Business Day immediately preceding such Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(o) “Sale Price” means any trade price for the shares of Common Stock on the Principal Market during normal trading hours, as reported by the Principal Market.

(p) “SEC” means the U.S. Securities and Exchange Commission.

(q) “Transfer Agent” means the transfer agent of the Company as set forth in Section 11(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

(r) “VWAP Minimum Price Threshold” means, with respect to any particular VWAP Purchase Notice, the Sale Price on the VWAP Purchase Date equal to the greater of (i) 80% of the Closing Sale Price on the Business Day immediately preceding the VWAP Purchase Date or (ii) such higher price as set forth by the Company in the VWAP Purchase Notice.

(s) “VWAP Purchase Amount” means, with respect to any particular VWAP Purchase Notice, the portion of the Available Amount to be purchased by the Buyer pursuant to Section 1(c) hereof pursuant to a valid VWAP Purchase Notice which requires the Buyer to buy the VWAP Purchase Share Percentage of the aggregate shares traded on the Principal Market during normal trading hours on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum, subject to the VWAP Minimum Price Threshold.

(t) “VWAP Purchase Date” means, with respect to any VWAP Purchase made hereunder, the Business Day following the receipt by the Buyer of a valid VWAP Purchase Notice that the Buyer is to buy Purchase Shares pursuant to Section 1(c) hereof.

(u) “VWAP Purchase Notice” shall mean an irrevocable written notice from the Company to the Buyer directing the Buyer to buy Purchase Shares on the VWAP Purchase Date pursuant to Section 1(c) hereof as specified by the Company therein at the applicable VWAP Purchase Price with the applicable VWAP Purchase Share Percentage specified therein.

(v) “VWAP Purchase Share Percentage” means, with respect to any particular VWAP Purchase Notice pursuant to Section 1(c) hereof, the percentage set forth in the VWAP Purchase Notice which the Buyer will be required to buy as a specified percentage of the aggregate shares traded on the Principal Market during normal trading hours up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date subject to Section 1(c) hereof but in no event shall this percentage exceed thirty percent (30%) of such VWAP Purchase Date’s share trading volume of the Common Stock on the Principal Market during normal trading hours.

(w) “VWAP Purchase Price” means the lesser of (i) the Closing Sale Price on the VWAP Purchase Date; or (ii) ninety-seven percent (97%) of volume weighted average price for the Common Stock traded on the Principal Market during normal trading hours on (A) the VWAP Purchase Date if the aggregate shares traded on the Principal Market on the VWAP Purchase Date have not exceeded the VWAP Purchase Share Volume Maximum and the Sale Price has not fallen below the VWAP Minimum Price Threshold (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction), or (B) the portion of the VWAP Purchase Date until such time as the sooner to occur of (1) the time at which the aggregate shares traded on the Principal Market has exceeded the VWAP Purchase Share Volume Maximum, or (2) the time at which the Sale Price of Common Stock falls below the VWAP Minimum Price Threshold (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(x) “VWAP Purchase Share Estimate” means the number of shares of Common Stock that the Company has in its sole discretion irrevocably instructed its Transfer Agent to issue to the Buyer via the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program in connection with a VWAP Purchase Notice pursuant to Section 1(c) hereof and issued to the Buyer’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian (DWAC) system on the VWAP Purchase Date (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

(y) “VWAP Purchase Share Volume Maximum” means a number of shares of Common Stock traded on the Principal Market during normal trading hours on the VWAP Purchase Date equal to: (i) the VWAP Purchase Share Estimate, divided by (ii) the VWAP Purchase Share Percentage (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

11.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or PDF (or other electronic reproduction) signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement. This Agreement and the Registration Rights Agreement supersede all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. Each of the Company and the Buyer acknowledges and agrees that it has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement. The Buyer and the Company agree that that certain Common Stock Purchase Agreement, dated as of August 13, 2018 by and between the Company and the Buyer is hereby terminated as of the date hereof.

(f) Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iv) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Ocean Power Technologies, Inc.

28 Engelhard Drive

Monroe Township, NJ 08831

Telephone: 609-730-0400

Facsimile: 609-730-0404

Attention: Chief Financial Officer

Email: mshafer@oceanpowertech.com

With a copy (which shall not constitute notice) to:

Porter Hedges LLP

1000 Main Street, 35th Floor

Houston, TX 77002

Telephone: 713-226-6682

Facsimile: 713-226-6282

Attention: Kevin J. Poli

Email: kpoli@porterhedges.com

If to the Buyer:

Aspire Capital Fund, LLC

155 North Wacker Drive, Suite 1600

Chicago, IL 60606

Telephone: 312-658-0400

Facsimile: 312-658-4005

Attention: Steven G. Martin

Email: smartin@aspirecapital.com

With a copy to (which shall not constitute delivery to the Buyer):

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW, Suite 6000

Washington, DC 20006

Telephone: 202-778-1611

Facsimile: 202-887-0763

Attention: Martin P. Dunn, Esq.

Email: mdunn@mofo.com

If to the Transfer Agent:

Computershare Inc.

462 South 4th Street, Suite 1600

Louisville, KY 40202

Telephone: 502-301-6467

Attention: Evan James

Email: Evan.James@computershare.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party at least one (1) Business Day prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number, (C) electronically generated by the sender’s electronic mail containing the time, date and recipient email address or (D) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii), (iii) or (iv) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation; provided, however, that any transaction, whether by merger, reorganization, restructuring, consolidation, financing or otherwise, whereby the Company remains the surviving entity immediately after such transaction shall not be deemed a succession or assignment. The Buyer may not assign its rights or obligations under this Agreement.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Publicity. The Buyer shall have the right to approve before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this Agreement or the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure at least one (1) Business Day prior to its release; provided, however, that the Company’s obligations pursuant to this Section 11(i) shall not apply if the material provisions of such press release, SEC filing, or other public disclosure previously has been publicly disclosed by the Company in accordance with this Section 11(i). The Buyer must be provided with a copy thereof at least one (1) Business Day prior to any release or use by the Company thereof.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Termination. This Agreement may be terminated only as follows:

(i) If pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, (any of which would be an Event of Default as described in Sections 9(f), 9(g) and 9(h) hereof) this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person. No such termination of this Agreement under this Section 11(k)(i) shall affect the Company’s or the Buyer’s obligations under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(ii) In the event that the Commencement shall not have occurred the Company shall have the option to terminate this Agreement for any reason or for no reason without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(iii) In the event that the Commencement shall not have occurred on or before the one year anniversary of the date of this Agreement, due to the failure to satisfy any of the conditions set forth in Sections 6 and 7 above with respect to the Commencement, this Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any Person.

(iv) At any time after the Commencement Date, the Company shall have the option to terminate this Agreement for any reason or for no reason by delivering notice (a “Company Termination Notice”) to the Buyer electing to terminate this Agreement without any liability whatsoever of either party to the other party under this Agreement except as set forth in Section 11(k)(viii) hereof. The Company Termination Notice shall not be effective until one (1) Business Day after it has been received by the Buyer.

(v) This Agreement shall automatically terminate on the date that the Company sells and the Buyer purchases the full Available Amount as provided herein, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vi) If by the Maturity Date for any reason or for no reason the full Available Amount under this Agreement has not been purchased as provided for in Section 1 of this Agreement, this Agreement shall automatically terminate on the Maturity Date, without any action or notice on the part of any party and without any liability whatsoever of any party to any other party under this Agreement except as set forth in Section 11(k)(viii) hereof.

(vii) Except as set forth in Sections 11(k)(i) (in respect of an Event of Default under Sections 9(f), 9(g) and 9(h)), 11(k)(v) and 11(k)(vi), any termination of this Agreement pursuant to this Section 11(k) shall be effected by written notice from the Company to the Buyer setting forth the basis for the termination hereof.

(viii) The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 8 hereof and the agreements and covenants set forth in Sections 4(e), 4(g) and 11, shall survive the Commencement and any termination of this Agreement. No termination of this Agreement shall affect the Company’s or the Buyer’s rights or obligations (i) under the Registration Rights Agreement, which shall survive any such termination in accordance with its terms, or (ii) under this Agreement with respect to pending purchases and the Company and the Buyer shall complete their respective obligations with respect to any pending purchases under this Agreement.

(l) No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby. Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out of pocket expenses) arising in connection with any such claim.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

*    *     *     *     *

IN WITNESS WHEREOF, the Buyer and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ George H. Kirby
Name:	George H. Kirby
Title:	President & Chief Executive Officer

BUYER:

ASPIRE CAPITAL FUND, LLC
BY: ASPIRE CAPITAL PARTNERS, LLC
BY: SGM HOLDINGS CORP.

By:	/s/ Steven G. Martin
Name:	Steven G. Martin
Title:	President

SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(c)	Capitalization
Schedule 3(e)	Conflicts
Schedule 3(f)	1934 Act Filings
Schedule 3(g)	Material Changes
Schedule 3(h)	Litigation
Schedule 3(j)	Intellectual Property
Schedule 3(l)	Title
Schedule 3(p)	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Officer’s Certificate
Exhibit B	Form of Resolutions of Board of Directors of the Company
Exhibit C	Form of Secretary’s Certificate
Exhibit D	Form of Letter to Transfer Agent

DISCLOSURE SCHEDULES

Schedule 3(a) – Subsidiaries

The Company is a Delaware corporation and the parent company for the following wholly-owned subsidiaries:

●	Ocean Power Technologies, Ltd. (registered in England and Wales)
●	Ocean Power Technologies (Australasia) Pty Ltd. (registered in Australia)
●	Reedsport OPT Wave Park LLC (organized in Oregon)
●	Oregon Wave Energy Partners I, LLC (organized in Delaware)

Ocean Power Technologies (Australasia) Pty Ltd. is the parent company for the following wholly-owned subsidiary:

Victorian Wave Partners Pty Ltd. (registered in Australia)

Schedule 3(c) – Capitalization

The Company has issued the following warrants in conjunction with financings that were conducted in June 2016 and July 2016:

●	On June 2, 2016, the Company entered into a securities purchase agreement, which was amended on June 7, 2016 (as amended, the “Purchase Agreement”) with certain institutional purchasers (the “June Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company sold an aggregate of 20,850 shares of common stock together with warrants to purchase up to an aggregate of 7,298 shares of common stock. Each share of common stock was sold together with a warrant to purchase 0.35 of a share of common stock at a combined purchase price of $92.00. The warrants have an exercise price of $121.60 per share, became exercisable on December 3, 2016 (“Initial Exercise Date”), and will expire five years following the Initial Exercise Date. The warrants contain standard anti-dilution provisions.

●	On July 22, 2016, the Company entered into a second amendment to the Purchase Agreement (the “Second Amended Purchase Agreement”) with certain purchasers (the “July Purchasers”). Pursuant to the terms of the Second Amended Purchase Agreement, the Company sold an aggregate of 29,750 shares of common stock together with warrants to purchase up to an aggregate of 8,925 shares of common stock. Each share of common stock was sold together with a warrant to purchase 0.30 of a share of common stock at a combined purchase price of $135.00. The warrants were exercisable immediately at an exercise price of $187.20 per share. The warrants will expire on the fifth (5th) anniversary of the initial date of issuance. The warrants contain standard anti-dilution provisions.

The Company has issued the following warrants in conjunction with the financing that was conducted in April, 2019:

On April 8, 2019, the Company issued and sold in a public offering 1,542,000 shares of common stock and pre-funded warrants to purchase up to 3,385,680 shares of common stock and common warrants to purchase up to 4,927,680 shares of our common stock in an underwritten public offering. The public offering price for the pre-funded warrants was equal to the public offering price of the common stock, less the $0.01 per share exercise price of each warrant. The pre-funded warrants have no expiration date. The common stock warrants have an exercise price of $3.85 per share and expire five years from the issuance date.

As of October 24, 2019, options to purchase 625 shares of the common stock of OPT, at a weighted average exercise price of $513.03, were outstanding under its 2006 Stock Incentive Plan, as amended.

As of October 24, 2019, options to purchase 63,379 shares of the common stock of the Company, at a weighted average exercise price of $15.35, were outstanding under its 2015 Omnibus Incentive Plan, as amended. As of October 21, 2019, there are 60,276 shares of common stock remaining available for grant under the 2015 Omnibus Incentive Plan, as amended.

As of October 24, 2019, there are 25,000 shares of common stock remaining available for grant under the 2018 Employment Inducement Incentive Award Plan.

Schedule 3(e) – Conflicts

None.

Schedule 3(f) – 1934 Act Filings

None.

Schedule 3(g) – Material Changes

None.

Schedule 3(h) – Litigation

The Company disclosed the following matters in Item 3, Legal Proceedings, in the Annual Report on Form 10-K for the year ended April 30, 2019 that was filed with the U.S. Securities and Exchange Commission (“SEC”) on July 22, 2019. There were no material changes reported when the Company filed its Form 10-Q for the quarter ended July 31, 2019 with the SEC on September 16, 2019. There have been no materials changes since that 10-Q filing.

Shareholder Litigation

The Company and certain of its current and former directors and officers were identified as defendants in a derivative lawsuit filed on March 18, 2015 in the United States District Court for the District of New Jersey captioned Labare v. Dunleavy, et. al., Case No. 3:15-cv-01980-FLW-LHG. The derivative complaint alleged claims for breach of fiduciary duty, abuse of control, gross mismanagement and unjust enrichment relating to the now terminated agreement between Victorian Wave Partners Pty. Ltd. (VWP) and the Australian Renewable Energy Agency (ARENA) for the development of a wave power station. The derivative complaint sought unspecified monetary damages and other relief.

On July 10, 2015, a second derivative lawsuit, captioned Rywolt v. Dunleavy, et al., Case No. 3:15-cv-05469, was filed by another shareholder against the same defendants in the United States District Court for the District of New Jersey alleging similar claims for breach of fiduciary duty, gross mismanagement, abuse of control, and unjust enrichment relating to the now terminated agreement between VWP and ARENA. The Rywolt complaint also sought unspecified monetary damages and other relief.

On April 21, 2016, a third derivative lawsuit, captioned LaCalamito v. Dunleavy, et al., Case No. 3:16-cv-02249, was filed by another shareholder against certain current and former directors and officers of the Company in the United States District Court for the District of New Jersey alleging similar claims for breach of fiduciary duty relating to the now terminated agreement between VWP and ARENA. The LaCalamito complaint sought unspecified monetary damages and other relief.

On June 9, 2016, a fourth derivative lawsuit, captioned Pucillo v. Dunleavy, et al., was filed by another shareholder against certain current and former directors and officers of the Company in the United States District Court for the District of New Jersey alleging similar claims for breach of fiduciary duty, unjust enrichment, and abuse of control relating to the now terminated agreement between VWP and ARENA. The Pucillo complaint sought unspecified monetary damages and other relief.

On October 25, 2016, the Court approved and entered a Stipulation and Order that, among other things, (i) consolidated the LaBare, Rywolt, LaCalamito and Pucillo derivative actions; (ii) identified plaintiff Pucillo as the lead plaintiff in the consolidated actions; and (iii) stayed the consolidated actions pending the November 14, 2016 settlement hearing in the now-settled securities class action and further order of the Court.

On October 23, 2017, the parties entered into a Stipulation and Agreement of Settlement to resolve the four consolidated derivative lawsuits. The settlement provided for, among other things, the Company to implement certain corporate governance changes, a $350,000 payment to the plaintiffs’ attorneys for attorneys’ fees and costs that will be made by the Company’s insurance carrier, dismissal of the derivative lawsuits, and certain releases. On November 21, 2017, the plaintiffs filed an unopposed motion seeking preliminary approval of the settlement, which the Court granted on March 9, 2018. On May 14, 2018, the Court held a final settlement approval hearing at which the Court stated that it was approving the settlement. On June 13, 2018, the Court issued a Final Order and Judgment, approving the Stipulation and Agreement of Settlement. The Company had accrued $350,000 related to this matter as a probable and reasonably estimable loss contingency during the twelve months ended April 30, 2018. The Company also recorded a receivable of $350,000 from its insurance carrier with the offset to the Statement of Operations. The Company’s insurance carrier made a payment of $350,000 to the plaintiffs’ attorneys on May 3, 2018. As a result, the consolidated derivatives lawsuits are now completely resolved, the releases are operative, and the matter is closed.

Employment Arbitration

On June 10, 2014, the Company announced that it had terminated Charles Dunleavy as its Chief Executive Officer and as an employee of the Company for cause, effective June 9, 2014, and that Mr. Dunleavy had also been removed from his position as Chairman of the Board of Directors. On June 17, 2014, Mr. Dunleavy wrote to the Company stating that he had retained counsel to represent him in connection with an alleged wrongful termination of his employment. On July 28, 2014, Mr. Dunleavy resigned from the Board and the boards of directors of the Company’s subsidiaries. In 2014, the Company and Mr. Dunleavy entered into a tolling agreement with respect to his alleged employment claims pending resolution of a securities class action and shareholder litigation. The securities class action was resolved in November 2017 and the derivatives litigation was resolved in June 2018.

On August 28, 2018, counsel for Mr. Dunleavy filed a demand for arbitration, captioned Charles F. Dunleavy v. Ocean Power Technologies, Inc., Case No. 01-18-0003-2374, before the American Arbitration Association in New Jersey. The demand names Ocean Power Technologies, Inc. as the respondent and alleges various claims and seeks declaratory relief and permanent injunction. The demand seeks damages in the amount of $5 million for compensatory and punitive damages, plus interest and attorneys’ fees as well as certain equitable relief. On November 8, 2018, the Company through counsel responded to the demand for arbitration, denied all allegations, and asserted various affirmative defenses. On April 5, 2019, a three-member arbitration panel scheduled the discovery process to run from April 12, 2019 until November 9, 2019. A pre-hearing case management conference was held on October 14, 2019. The hearing is set for December 9-11 and 16-18, 2019 in Princeton, New Jersey. The Company has not accrued any provision related to this matter since it cannot reasonably estimate the loss contingency.

Tide Runner Marine, Inc. Lawsuit

On June 13, 2018, Tide Runner Marine, Inc. (“Tide Runner”) filed a lawsuit in the United States District Court for the District of New Jersey captioned Tide Runner Marine, Inc. v. Ocean Power Technologies, Inc., Case No. 1:18-cv-10496. The complaint names the Company as defendant and alleges claims for breach of contract, unjust enrichment, conversion, and fraud, negligent and/or reckless misrepresentation all as associated with the removal of a Company mooring system off the coast of New Jersey that was completed in May 2017. The complaint seeks damages in the amount of $2,825,130 together with interest, costs, attorney’s fees, punitive damages and such other relief as may be appropriate under the circumstances. On July 27, 2018, the Company filed an answer denying the claims in the complaint, asserted various affirmative defenses, and asserted a counter-claim for damages in the amount of $15,000 for Tide Runner’s failure to pay the Company for certain portions of the mooring system that were recovered. On August 2, 2018, Tide Runner filed its answer to and denied the Company’s counterclaim and asserted various affirmative defenses. During the initial scheduling conference held on September 13, 2018, the parties agreed to engage in mediation in an effort to resolve this matter and also agreed to include Tide Runner’s subcontractor, Wittich Bros. Marine Inc. (“Wittich”) in the mediation process. The parties participated in mediation on November 15, 2018 but were unable to reach an agreement. However, the parties agreed to continue the mediation process and on February 11, 2019 reached a settlement agreement. On February 22, 2019, the parties executed a Settlement Agreement and Release (“Settlement”). Under the Settlement, the Company will pay to Wittich (i) $50,000 within 10 days after the final execution of the Settlement and (ii) another $150,000 on or before May 1, 2019. Subsequently, the parties filed a stipulation of dismissal of both Tide Runner’s complaint and the Company’s counterclaim with prejudice and without costs and the Court granted the dismissal and terminated the case. The parties have also provided mutual releases for the matters in dispute in the litigation and will indemnify each other for future similar claims. As of April 30, 2019, the Company made the two required payments to Wittich, and therefore this matter is closed.

Nasdaq Compliance

On August 9, 2018, the Company received written notification from Nasdaq indicating that the closing bid price of the Company’s common stock had been below $1.00 per share for a period of 30 consecutive trading days, and as a result, the Company was not in compliance with the minimum bid price requirement for continued listing. Under the Nasdaq Listing Rules, the Company was provided with a grace period of 180 calendar days, or until February 5, 2019, in which to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the grace period. If the Company did not regain compliance before February 5, 2019, Nasdaq stated that it would provide the Company with written notice that its securities are subject to delisting. At that time, the Company could appeal Nasdaq’s determination to a Nasdaq Listing Qualifications Panel, which would stay any further delisting action by Nasdaq pending a final decision by the panel. Alternatively, the Company could have been eligible for an additional 180 calendar day grace period if it met the continued listing standards, with the exception of bid price, for the Nasdaq Capital Market, and if the Company stated its intent to affect a reverse split, if necessary, to cure such deficiency.

On February 11, 2019, the Company received another written notification from Nasdaq indicating that the Company had not regained compliance with the minimum bid price requirement and that the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2018, did not qualify the Company for an additional 180 calendar day extension period for compliance. On February 19, 2019, the Company appealed Nasdaq’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The appeal stayed the suspension of the Company’s securities pending the Panel’s decision, during which time the Company’s common stock will continue to be listed on Nasdaq, and the Company’s common stock will continue to trade under the symbol “OPTT”.

On March 14, 2019, the Company received another written notification from Nasdaq indicating that the Company did not comply with the minimum stockholders’ equity requirement for continued listing. The earlier-filed appeal of the minimum bid price requirement was sufficient to encompass the minimum stockholder’s equity requirement, and the stay of suspension continued pending the Panel hearing and decision.

The Panel held its hearing on March 28, 2019. On April 4, 2019, the Panel issued the following two decisions: (i) the Panel concluded that the Company was in compliance with the minimum bid price rule; and (ii) the Panel granted the Company’s request to cure its stockholder equity deficiency by conducting a public offering that was estimated to raise $10 million by no later than April 30, 2019. On April 24, 2019, the Company provided the Panel with an update following a public offering that raised approximately $15.7 million (after deducting underwriter fees, commissions and other offering expenses) and closed on April 8, 2019. The update included revised projections of stockholder equity based upon the actual amount of proceeds raised during the public offering, which in the Company’s opinion was sufficient to cure the stockholder equity deficiency.

On May 20, 2019 the Company received a letter from Nasdaq confirming that the Company has regained compliance with the minimum shareholders’ equity rule, as required by the Panel’s decision dated April 4, 2019, and is in compliance with other applicable requirements as set forth in the decision and required for listing on Nasdaq. Accordingly, the Panel has determined to continue the listing of the Company’s securities on Nasdaq and closed the matter.

FINRA Review

On April 4, 2019, FINRA notified the Company that it was conducting a routine review of the Company’s stock associated with two public announcements and asked several questions regarding: (i) an April 3, 2019 announcement that the Company had won a contract with a leading oil and gas operator; and (ii) an April 4, 2019 announcement of the pricing of an underwritten public offering. The Company provided its response to the FINRA questions on Tuesday, April 9, 2019. As of July 22, 2019, FINRA has not provided any follow-up.

Spain Income Tax Audit

The Company is currently undergoing an income tax audit in Spain for the period from 2008 to 2014, when our Spanish branch was closed. The branch reported net operating losses for each of the years reported that the Spanish tax inspector claims should have been capitalized on the balance sheet instead of charged as an expense in the Statement of Operations. As of April 30, 2017, the Company had recorded a penalty of $132,000 to Selling, general and administrative costs in the Statement of Operations. The Spanish tax inspector has recently closed its discussion relating to the capitalization of expenses and as of April 30, 2018 the Company reversed the penalty. However, during the year-ended April 30, 2018 the Spanish tax inspector has now raised questions with respect to the Company’s recognition of funds received in 2011 to 2014 from a governmental grant from the European Commission in connection with the Waveport project. It is anticipated that we will be assessed a penalty relating to these tax years. The Company has estimated this penalty to be $177,000 and as of April 30, 2019 and 2018 has recorded the penalty in Accrued expenses in the Consolidated Balance Sheet.

Schedule 3(j) – Intellectual Property

None.

Schedule 3(l) – Title

None.

Schedule 3(p) – Transactions with Affiliates

The Company has an arrangement with a counterparty to acquire certain products, which as of the date of this Agreement has been de minimis in amount. One of the Company’s directors is an officer with the counterparty to this arrangement.

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate (“Certificate”) is being delivered pursuant to Section 7(e) of that certain Common Stock Purchase Agreement dated as of October 24, 2019 (the “Common Stock Purchase Agreement”), by and between OCEAN POWER TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, ______________, ________________ of the Company, hereby certifies as follows:

1. I am the _________________ of the Company and make the statements contained in this Certificate in my capacity as such;

2. The representations and warranties of the Company are true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 3 of the Common Stock Purchase Agreement, in which case, such representations and warranties are true and correct without further qualification) as of the date when made and as of the Commencement Date as though made at that time (except for representations and warranties that speak as of a specific date);

3. The Company has performed, satisfied and complied in all material respects with covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Commencement Date.

4. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ___________.

Name:
Title:

The undersigned as Secretary of OCEAN POWER TECHNOLOGIES, INC., a Delaware corporation, hereby certifies that ___________________ is the duly elected, appointed, qualified and acting ______________ of OCEAN POWER TECHNOLOGIES, INC. and that the signature appearing above is his/her genuine signature.

, Secretary

EXHIBIT B-1

FORM OF COMPANY RESOLUTIONS

FOR SIGNING PURCHASE AGREEMENT

WHEREAS, management has reviewed with the Board of Directors the background, terms and conditions of the transactions subject to the Common Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and Aspire Capital Fund, LLC (“Aspire”), including all materials terms and conditions of the transactions subject thereto, providing for the purchase by Aspire of up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has determined that it is advisable and in the best interests of the Company to engage in the transactions contemplated by the Purchase Agreement, including, but not limited to, the issuance of _________ shares of Common Stock to Aspire as a commitment fee (the “Commitment Shares”) and the sale of shares of Common Stock to Aspire up to the available amount under the Purchase Agreement (the “Purchase Shares,” and together with the Commitment Shares, the “Aspire Shares”).

Transaction Documents

NOW, THEREFORE, BE IT RESOLVED, that the transactions described in the Purchase Agreement are hereby approved and the Chief Executive Officer and Chief Financial Officer (the “Authorized Officers”) are severally authorized to execute and deliver the Purchase Agreement, and any other agreements or documents contemplated thereby including, without limitation, a registration rights agreement (the “Registration Rights Agreement”) providing for the registration of the shares of the Company’s Common Stock issuable in respect of the Purchase Agreement on behalf of Aspire, with such amendments, changes, additions and deletions as the Authorized Officers may deem to be appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Registration Rights Agreement by and among the Company and Aspire are hereby approved and the Authorized Officers are authorized to execute and deliver the Registration Rights Agreement (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officer may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

FURTHER RESOLVED, that the terms and provisions of the Form of Transfer Agent Instructions (the “Instructions”) are hereby approved and the Authorized Officers are authorized to execute and deliver the Instructions (pursuant to the terms of the Purchase Agreement), with such amendments, changes, additions and deletions as the Authorized Officers may deem appropriate and approve on behalf of, the Company, such approval to be conclusively evidenced by the signature of an Authorized Officer thereon; and

Execution of Purchase Agreement

FURTHER RESOLVED, that the Company be and it hereby is authorized to execute the Purchase Agreement providing for the purchase of common stock of the Company having an aggregate value of up to $10,000,000; and

Issuance of Common Stock

FURTHER RESOLVED, that the Company is hereby authorized to issue the Commitment Shares to Aspire as Commitment Shares and that upon issuance of the Commitment Shares pursuant to the Purchase Agreement, the Commitment Shares shall be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Company is hereby authorized to issue shares of Common Stock upon the purchase of Purchase Shares up to the available amount under the Purchase Agreement in accordance with the terms of the Purchase Agreement and that, upon issuance of the Purchase Shares pursuant to the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the Corporation shall initially reserve ________ shares of Common Stock for issuance as Purchase Shares under the Purchase Agreement; and

Listing of Shares on the Nasdaq Capital Market

FURTHER RESOLVED, that the officers of the Company with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Aspire Shares on the Nasdaq Capital Market; and

Approval of Actions

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to consummate the agreements referred to herein and to perform its obligations under such agreements; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects; and

FURTHER RESOLVED, that any and all actions heretofore or hereinafter taken on behalf of the Company by any of said persons or entities within the terms of the foregoing resolutions are hereby approved, ratified and confirmed in all respects as the acts and deeds of the Company.

EXHIBIT B-2

FORM OF COMPANY RESOLUTIONS APPROVING REGISTRATION STATEMENT

WHEREAS, there has been presented to the Board of Directors of the Company a Common Stock Purchase Agreement (the “Purchase Agreement”) by and among the Corporation and Aspire Capital Fund, LLC (“Aspire”), providing for the purchase by Aspire of up to Ten Million Dollars ($10,000,000) of the Company’s common stock, par value $0.001 (the “Common Stock”); and

WHEREAS, after careful consideration of the Purchase Agreement, the documents incident thereto and other factors deemed relevant by the Board of Directors, the Board of Directors has approved the Purchase Agreement and the transactions contemplated thereby and the Company has executed and delivered the Purchase Agreement to Aspire; and

WHEREAS, in connection with the transactions contemplated pursuant to the Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “Commission”) registering the Commitment Shares (as defined in the Purchase Agreement) and the Purchase Shares (as defined in the Purchase Agreement) and to list the Commitment Shares and Purchase Shares on the Nasdaq Capital Market; and

WHEREAS, the management of the Company has prepared an initial draft of a Registration Statement on Form S-1 (the “Registration Statement”) in order to register the sale of the Purchase Shares and the Commitment Shares (collectively, the “Securities”) by Aspire; and

WHEREAS, the Board of Directors has determined to approve the Registration Statement and to authorize the appropriate officers of the Company to take all such actions as they may deem appropriate to effect the offering.

NOW, THEREFORE, BE IT RESOLVED, that the officers and directors of the Company be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Company, to prepare, execute and file with the Commission the Registration Statement, which Registration Statement shall be filed substantially in the form presented to the Board of Directors, with such changes therein as the Chief Executive Officer or Chief Financial Officer of the Company shall deem desirable and in the best interest of the Company and its stockholders (such officer’s execution thereof including such changes shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, with the assistance of counsel and accountants for the Company, to prepare, execute and file with the Commission all amendments, including post-effective amendments, and supplements to the Registration Statement, and all certificates, exhibits, schedules, documents and other instruments relating to the Registration Statement, as such officers shall deem necessary or appropriate (such officer’s execution and filing thereof shall be deemed to evidence conclusively such determination); and

FURTHER RESOLVED, that the execution of the Registration Statement and of any amendments and supplements thereto by the officers of the Company be, and the same hereby is, specifically authorized either personally or by the Chief Executive Officer and Chief Financial Officer (the “Authorized Officers”) as such officer’s true and lawful attorneys-in-fact and agents; and

FURTHER RESOLVED, that the Authorized Officers are hereby designated as “Agent for Service” of the Company in connection with the Registration Statement and the filing thereof with the Commission, and the Authorized Officers hereby are authorized to receive communications and notices from the Commission with respect to the Registration Statement; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to pay all fees, costs and expenses that may be incurred by the Company in connection with the Registration Statement; and

FURTHER RESOLVED, that it is desirable and in the best interest of the Company that the Securities be qualified or registered for sale in various states; that the officers of the Company be, and each of them hereby is, authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the Securities as they may deem advisable; that said officers be, and each of them hereby is, authorized to perform on behalf of the Company any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents, appointments of attorneys for service of process and resolutions; and the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the actions so taken; and

FURTHER RESOLVED, that if, in any state where the securities to be registered or qualified for sale to the public, or where the Company is to be registered in connection with the public offering of the Securities, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted, and the Secretary is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to and adopted by the Board of Directors; and

FURTHER RESOLVED, that the officers of the Company with the assistance of counsel be, and each of them hereby is, authorized and directed to take all necessary steps and do all other things necessary and appropriate to effect the listing of the Securities on the Nasdaq Capital Market; and

Approval of Actions

FURTHER RESOLVED, that, without limiting the foregoing, the Authorized Officers are, and each of them hereby is, authorized and directed to proceed on behalf of the Company and to take all such steps as are deemed necessary or appropriate, with the advice and assistance of counsel, to cause the Company to take all such action referred to herein and to perform its obligations incident to the registration, listing and sale of the Securities; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed on behalf of and in the name of the Company, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in their judgment shall be necessary, proper or desirable to carry into effect the purpose and intent of any and all of the foregoing resolutions, and that all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the agreements described herein are hereby approved, ratified and confirmed in all respects.

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

This Secretary’s Certificate (the “Certificate”) is being delivered pursuant to Section 7(k) of that certain Common Stock Purchase Agreement dated as of October 24, 2019 (the “Common Stock Purchase Agreement”), by and between OCEAN POWER TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”), pursuant to which the Company may sell to the Buyer up to Ten Million Dollars ($10,000,000) of the Company’s Common Stock, par value $0.001 (the “Common Stock”). Terms used herein and not otherwise defined shall have the meanings ascribed to them in the Common Stock Purchase Agreement.

The undersigned, _______________, Secretary of the Company, hereby certifies as follows in his capacity as such:

1. I am the Secretary of the Company and make the statements contained in this Secretary’s Certificate.

2. Attached hereto as Exhibit A and Exhibit B are true, correct and complete copies of the Company’s bylaws (“Bylaws”) and Certificate of Incorporation (“Certificate of Incorporation”), respectively, in each case, as amended through the date hereof, and no action has been taken by the Company, its directors, officers or stockholders, in contemplation of the filing of any further amendment relating to or affecting the Bylaws or Articles.

3. Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company [by unanimous written consent]. Such resolutions have not been amended, modified or rescinded and remain in full force and effect and such resolutions are the only resolutions adopted by the Company’s Board of Directors, or any committee thereof, or the stockholders of the Company relating to or affecting (i) the entering into and performance of the Common Stock Purchase Agreement, or the issuance, offering and sale of the Purchase Shares and the Commitment Shares and (ii) and the performance of the Company of its obligation under the Transaction Documents as contemplated therein.

4. As of the date hereof, the authorized, issued and reserved capital stock of the Company is as set forth on Exhibit D hereto.

IN WITNESS WHEREOF, I have hereunder signed my name on this ___ day of ____________.

, Secretary

The undersigned as ______________ of OCEAN POWER TECHNOLOGIES, INC., a Delaware corporation, hereby certifies that _______________ is the duly elected, appointed, qualified and acting Secretary of OCEAN POWER TECHNOLOGIES, INC., and that the signature appearing above is his/her genuine signature.

EXHIBIT D

FORM OF LETTER TO THE TRANSFER AGENT FOR THE ISSUANCE OF THE COMMITMENT SHARES AT SIGNING OF THE PURCHASE AGREEMENT

[COMPANY LETTERHEAD]

____________, 2018

Computershare Inc.

462 South 4th Street, Suite 1600

Attention: Evan James

Re: Issuance of Common Stock to Aspire Capital Fund, LLC

Ladies and Gentlemen:

On behalf of OCEAN POWER TECHNOLOGIES, INC., (the “Company”), you are hereby instructed to issue as soon as possible _______ shares of our common stock in the name of ASPIRE CAPITAL FUND, LLC. The share certificate should be dated ___________, 2019. I have included a true and correct copy of adopted resolutions of the Board of Directors of the Company approving the issuance of these shares. The shares should be issued subject to the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The share certificate should be sent as soon as possible via overnight mail to the following address:

Aspire Capital Fund, LLC

155 North Wacker Drive, Suite 1600

Chicago, IL 60606

Attention: Steven G. Martin

Thank you very much for your help. Please call __________________, at ____________ if you have any questions or need anything further.

OCEAN POWER TECHNOLOGIES, INC.

BY:
Name:
Title: